EXHIBIT (3i)(f)


         CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
 OF $3.125 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

                       $1.00 PAR VALUE PER SHARE

                                   of

                        THE TJX COMPANIES, INC.



                   Pursuant to Section 151(g) of the
                        General Corporation Law
                        of the State of Delaware




     We, Steven R. Wishner, Vice President - Finance, and Jay
H. Meltzer, Secretary, of The TJX Companies, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General
Corporation Law of the State of Delaware,

     DO HEREBY CERTIFY:

     FIRST: The restated certificate of incorporation, as amended (the "Certificate of Incorporation"), of the corporation authorizes the issuance of 5,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional or other rights, and the qualifications, limitations and restrictions appertaining thereto.

     SECOND: The Finance Committee of the Board of Directors of the Corporation, pursuant to authority conferred on the Finance Committee by the Board of Directors (which fixed the voting rights with respect to the shares designated herein), at a meeting duly called and held on August 19, 1992 did duly adopt the following resolution authorizing the creation and issuance of a series of said Preferred Stock to be known as "$3.125 Series C Cumulative Convertible Preferred Stock," said Series C Cumulative Convertible Preferred Stock to be convertible into the common stock, $1.00 par value per share (the "Common Stock"), of the Corporation:

     RESOLVED: that the Finance Committee of the Board of Directors, pursuant to authority conferred on such Finance
Committee by the Board of Directors (which fixed the voting rights with respect to the shares designated herein) by the provisions of the Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation, hereby authorizes the issuance of a series of cumulative convertible Preferred Stock of the Corporation and hereby fixes the voting powers, designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in said Certificate of Incorporation, as follows:

1. Designation and Number. The designation of Convertible Preferred Stock created by this resolution shall be $3.125 Series C Cumulative Convertible Preferred Stock, $1.00 par value per share, of The TJX Companies, Inc. (the "Corporation") (hereinafter referred to as the "Series C Preferred Stock"), and the number of shares constituting such series shall be 1,650,000, which number may be increased or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) from time to time by the Board of Directors. The Series C Preferred Stock shall rank prior to the Common Stock, prior to the Corporation's Series B Junior Participating Preferred Stock (the "Junior Preferred Stock"), and on a parity with the Corporation's New Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), as to dividends and upon liquidation, dissolution and winding up as provided in this Certificate of Designations.

     All shares of Series C Preferred Stock which shall have been issued and reacquired in any manner by the Corporation (excluding, until the Corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired, shares converted pursuant to Section 5 hereof and shares exchanged for any other security of the Corporation) shall not be reissued and shall, upon the making of any necessary filing with the Secretary of State of Delaware have the status of authorized but unissued shares of the Corporation's Preferred Stock, without designation as to series, and thereafter may be issued, but not as shares of Series C Preferred Stock.

2.   Dividend Rights.

     (a) General. The holders of shares of Series C Preferred Stock shall be entitled to receive, in preference to the holders of shares of Common Stock, Junior Preferred Stock and any other stock ranking as to dividends junior to the Series C Preferred Stock, when and as declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends, accruing from and after the date of original issuance of the Series C Preferred Stock at an annual rate of $3.125 per share, and no more, as long as shares of Series C Preferred Stock remain outstanding. Dividends shall accrue and be payable quarterly in arrears, on January 1, April 1, July 1 and October 1 in each year commencing October 1, 1992 (each, a "Dividend Payment Date").
Each dividend will be payable to holders of record as they appear on the stock books of the Corporation on the record date therefor, not exceeding 60 days nor less than 10 days preceding the payment date thereof, as shall be fixed by the Board of Directors.

Dividends in arrears may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Corporation. Dividends payable on the Series C
Preferred Stock (i) for any period less than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four. Dividends on shares of Series C Preferred Stock shall be cumulative from the date of original issuance thereof whether or not there shall be funds legally available for the payment thereof. Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends (as defined in Section 8) on such shares. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments which may be in arrears.

     (b) Requirements for Dividends on Parity Preferred Stock. Subject to Section 6(b) of the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock (the "Series A Certificate") in effect as of August 13, 1992, if there shall be outstanding shares of any other series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends, no dividends, except as described in the next sentence, shall be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends on the Series C Preferred Stock through the most recent Dividend Payment Date have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. Subject to Section 6(b) of the Series A Certificate in effect as of August 13, 1992, if dividends on the Series C Preferred Stock and on any other series of Preferred Stock ranking on a parity as to dividends with the Series C Preferred Stock are in arrears, all dividends declared upon shares of the Series C Preferred Stock and all dividends declared upon such other series shall be declared pro rata so that the amounts of dividends per share declared on the Series C Preferred Stock and such other series shall in all cases bear to each other the same ratio that full cumulative dividends per share at the time on the shares of Series C Preferred Stock and on such other series bear to each other.

     (c) Requirements for Dividends on Junior Stock. The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividends junior to the Series C Preferred Stock (other than dividends paid in shares of stock ranking junior to the Series C Preferred Stock as to dividends) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase or redemption of, any stock ranking as to dividends or upon liquidation, dissolution or winding up junior to the Series C Preferred Stock (other than a purchase or redemption made by issue or delivery of any stock ranking junior to the Series C Preferred

Stock as to dividends or upon liquidation, dissolution or winding
up) unless full cumulative dividends on all outstanding shares of Series C Preferred Stock through the most recent Dividend Payment Date prior to the date of payment of such dividend or distribution, or effective date of such purchase, redemption or sinking fund payment, shall have been paid in full or declared and a sufficient sum set apart for payment thereof; provided, however, that unless prohibited by the terms of any other outstanding series of Preferred Stock, any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance this Section 2(c) and the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application full cumulative dividends on all outstanding shares of Series C Preferred Stock through the most recent Dividend Payment Date shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

3.   Liquidation Preferences.

     (a) Priority. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Corporation ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up, the holders of the shares of Series C Preferred Stock and the holders of each other class or series of Preferred Stock ranking on a parity with Series C Preferred Stock upon liquidation, dissolution or winding up shall be entitled to receive liquidation payments according to the following priorities:

     First,

          The holders of the shares of Series C Preferred Stock shall receive $50 per share and the holders of shares of each such other class or series of Preferred Stock shall receive the full respective liquidation preferences (including any premiums) to which they are entitled; and

     Second,

          The holders of shares of Series C Preferred Stock and the holders of shares of each such other class or series of Preferred Stock shall each receive an amount equal to full cumulative dividends with respect to their respective shares through and including the date of final distribution to such holders, but such holders shall not be entitled to any further payment.

     No payment (in either of the First step or Second step provided above) on account of any liquidation, dissolution or winding up of the Corporation shall be made to holders of any such other class or series of Preferred Stock or to the holders of Series C Preferred Stock unless there shall likewise be paid at the same time to the holders of the Series C Preferred Stock and the holders of each such other class or series of Preferred Stock like proportionate amounts of the same payments (as to each of the First step or the Second step above), such proportionate amounts to be determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series C Preferred Stock and the holders of all outstanding shares of each such other class or series of Preferred Stock are respectively entitled (in either the First step or the Second step, as the case may be) with respect to such distribution.

     For purposes of this Section 3, neither a consolidation or merger of the Corporation with or into another corporation nor a merger of any other corporation with or into the Corporation or a sale or transfer of all or any part of the Corporation's assets for cash, securities or other property will be deemed a liquidation, dissolution or winding up of the Corporation.

     (b) Junior Stock. After payment shall have been made in full to the holders of Series C Preferred Stock and to the holders of each such other class or series of Preferred Stock as provided in this Section 3 upon liquidation, dissolution or winding up of the Corporation, any other series or class or classes of stock ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed upon such liquidation, dissolution or winding up, and the holders of Series C Preferred Stock shall not be entitled to share therein.

4.   Redemption.

     (a) General. The Series C Preferred Stock may not be redeemed by the Corporation prior to September 1, 1995. Thereafter, the Corporation, at its option, in accordance with the terms and provisions of this Section 4, may redeem any or all shares of Series C Preferred Stock at the applicable redemption price per share, expressed as a percentage of the $50 liquidation preference thereof, set forth below (each such redemption price resulting from the application of such percentages to such liquidation preference, a "Redemption Price"), plus an amount equal to full cumulative dividends thereon through and including the date of redemption:

     Twelve-month period beginning           Percentage

     September 1, 1995                       104.375
     September 1, 1996                       103.750
     September 1, 1997                       103.125
     September 1, 1998                       102.500
     September 1, 1999                       101.875
     September 1, 2000                       101.250
     September 1, 2001                       100.625

     September 1, 2002 and thereafter        100.000%
If less than all the outstanding shares of Series C Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as the Board of Directors may determine to be fair and appropriate.

     (b) Notice of Redemption. The Corporation will provide notice of any redemption of shares of Series C Preferred Stock to holders of record of the Series C Preferred Stock to be redeemed not less than 30 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by first-class mail postage prepaid, to each holder of record of the Series C Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Corporation. Each such mailed notice shall state, as appropriate, the following:

          (i)  the redemption date;

          (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by any holder are to be redeemed, the number of such shares to be redeemed from such holder;

          (iii)  the Redemption Price;

          (iv) the place or places where certificates for such shares are to be surrendered for redemption;

          (v) the amount of full cumulative dividends per share of Series C Preferred Stock to be redeemed through and including such redemption date, and that dividends on shares of Series C Preferred Stock to be redeemed will cease to accrue on such redemption date unless the Corporation shall default in payment of the Redemption Price plus such full cumulative dividends thereon;

          (vi) the name and location of any bank or trust company with which the Corporation will deposit redemption funds pursuant to Section 4(d) below;

          (vii)  the then effective Conversion Price (as
determined under Section 5); and

          (viii) that the right of holders to convert shares of Series C Preferred Stock to be redeemed will terminate at the close of business on the business day (as defined in Section 8) next preceding the date fixed for redemption (unless the Corporation shall default in the payment of the Redemption Price and such full cumulative dividends thereon).

     (c) Mechanics of Redemption. Upon surrender in accordance with the aforesaid notice of the certificate for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer), the holders of record of such shares shall be entitled to receive, out of funds legally available therefor, the Redemption Price plus full cumulative dividends thereon through and including such redemption date, without interest. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued without cost to the holder thereof.

     (d) Redemption Funds. On or prior to the date of any redemption being made pursuant to this Section 4, the Corporation shall deposit for the benefit of the holders of shares of Series C Preferred Stock to be redeemed the funds necessary for such redemption with a bank or trust company in the City of New York or in the City of Boston, in either case having a capital and surplus of at least $100,000,000, with instructions to such bank or trust company to pay the full redemption amounts as provided herein to the holders of shares of Series C Preferred Stock upon surrender of certificates for such shares; provided, however, that the making of such deposit shall not release the Corporation from any of its obligations hereunder. Any moneys so deposited by the Corporation and unclaimed at the end of one year from the date designated for such redemption shall revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series C Preferred Stock so redeemed shall look only to the Corporation for the payment of the full redemption amounts as provided herein. Notwithstanding the foregoing, to the extent that the Corporation is required under the abandoned property laws of any jurisdiction to escheat any such redemption amounts, the Corporation shall be absolved of any further obligation or liability to the full extent provided by any such laws. In the event that moneys are deposited pursuant to this Section 4(d) in respect of shares of Series C Preferred Stock that are converted in accordance with the provisions of Section 5, such moneys shall, upon such conversion, revert to the general funds of the Corporation and, upon demand, such bank or trust company shall pay over to the Corporation such moneys. Any interest accrued on funds deposited pursuant to this Section 4(d) shall be paid from time to time to the Corporation for its own account.

     (e) Rights After Redemption. Notice of redemption having been given as aforesaid, upon the deposit pursuant to Section 4(d) of the full redemption amounts as provided herein in respect of all shares of Series C Preferred Stock then to be redeemed, notwithstanding that any certificates for such shares shall not have been surrendered in accordance with Section 4(c), from and after the date of redemption designated in the notice of redemption (i) the shares represented thereby shall no longer be deemed outstanding, (ii) the rights to receive dividends thereon shall cease to accrue, and (iii) all rights of the holders of such shares of Series C Preferred Stock shall cease and terminate, excepting only the right to receive the full redemption amounts as provided herein without interest. If the funds deposited are not sufficient for redemption of the shares of the Series C Preferred

Stock that were to be redeemed, then the certificates evidencing such shares shall be deemed not to be surrendered, such shares shall remain outstanding and the right of holders of shares of Series C Preferred Stock shall continue to be only those of a holder of shares of the Series C Preferred Stock.

     (f) Restrictions on Redemption and Purchase. Any provision of this Section 4 to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series C Preferred Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, (i) the Corporation shall not redeem any shares of Series C Preferred Stock unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed and (ii) shall not purchase or otherwise acquire any shares of Series C Preferred Stock except in accordance with a purchase or exchange offer made by the Corporation on the same terms to all holders of record of Series C Preferred Stock.

5.   Conversion.

     (a) General. The holders of shares of Series C Preferred Stock shall have the right, at each holder's option, at any time, in whole or in part, to convert all or a portion of such holder's shares into a number of fully paid and nonassessable whole shares of the Corporation's Common Stock as is equal to the aggregate liquidation preference of the shares of Series C Preferred Stock surrendered for conversion divided by a conversion price per share of Common Stock of $25.9375 (as adjusted from time to time, the "Conversion Price"). The Conversion Price shall be subject to adjustment from time to time as hereinafter provided.

     No payment or adjustment shall be made on account of any accrued and unpaid dividends on shares of Series C Preferred Stock surrendered for conversion prior to the close of business on the record date for the determination of stockholders entitled to such dividends.

     Holders of shares of Series C Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such dividend record date and prior to such Dividend Payment Date. However, shares of Series C Preferred Stock surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period) must be accompanied by payment to the Corporation of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of shares of Series C Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on the corresponding Dividend Payment Date will receive the dividend payable by the

Corporation on such shares of Series C Preferred Stock on such Dividend Payment Date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series C Preferred Stock for conversion. Except as provided in this paragraph (a), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     If any shares of Series C Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date fixed for redemption unless the Corporation defaults in the payment of the Redemption Price plus all accrued and unpaid dividends. In the event of default in the payment of the Redemption Price, plus all accrued but unpaid dividends, the right to convert the shares designated for redemption shall terminate at the close of business on the business day next preceding the date that such default is cured.

     The shares of Common Stock issuable upon conversion of the shares of Series C Preferred Stock, when the same shall be issued in accordance with the terms hereof, are hereby declared to be and shall be fully paid and nonassessable shares of Common Stock in the hands of the holders thereof.

     (b) Mechanics of Conversion. Conversion of the Series C Preferred Stock may be effected by the surrender to the Transfer Agent (as defined in Section 8), together with any payment to the Corporation required by Section 5(a), of the certificate or certificates for such Series C Preferred Stock to be converted accompanied by a written notice stating that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions hereof and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock be issued. If more than one stock certificate for Series C Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares represented by all the certificates so surrendered. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock. As promptly as practicable, and in any event within five business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes required to be paid by the holder hereunder (or the demonstration to the satisfaction of the Corporation that any such taxes have been paid) and any payment to the Corporation required by Section 5(a), the

Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series C Preferred Stock being converted shall be entitled, (ii) any cash owing in lieu of a fractional share of Common Stock, determined in accordance with Section 5(d) below, and (iii) if less than the full number of shares of Series C Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted and the making of any payments required therewith. Upon such conversion, except as provided in Section 5(a), the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock (or such other consideration as provided herein) in accordance herewith, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time. The Corporation shall not be required to convert, and no surrender of shares of Series C Preferred Stock shall be effective for that purpose, while the transfer books of the Corporation for the Common Stock are closed for any purposes (but not for any period in excess of 15 days), but the surrender of shares of Series C Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Series C Preferred Stock were surrendered, and at the Conversion Price in effect at the date of such surrender.

     (c) Adjustment to Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

          (i) In case the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Price in effect at the opening of business on the date following the Record Date (as defined in Section 8) for such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following such Record Date. The Corporation will not pay any
     dividend or make any distribution on shares of      Common
     Stock held in the treasury of the Corporation.

          (ii) In case the Corporation shall hereafter issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within 45 days after the Record Date fixed for distribution of such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Current
     Market Price (as defined in Section 8) on such Record Date, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion
     Price in effect at the close of business on such Record Date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding on such Record Date plus the total number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall become effective immediately after the opening of business on the day following the Record Date for distribution of such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Conversion Price shall be readjusted to the Conversion
     Price which would then be in effect had the adjustments made in respect of the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

          (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the Record Date for such subdivision shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the Record Date for such combination shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the
     opening     of business on the day following the applicable
     Record Date.

          (iv) Subject to the last sentence of this Section 5(c)(iv), in case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of capital stock (other than a dividend or distribution to which Section 5(c)(i) applies) or evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution to which Section 5(c)(ii) applies, and excluding any dividend or distribution (x) in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary or (y) paid exclusively in cash) (any of the foregoing being hereinafter in this Section

     5(c)(iv) called the "Securities"), then, in each such case, unless the Corporation elects to reserve such Securities for distribution to the holders of the Series C Preferred Stock upon the conversion thereof so that any such holder converting such shares will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount and kind of such Securities which such holder would have received if such holder had, immediately prior to the Record Date for the distribution of the Securities, converted such shares of Series C Preferred Stock into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect at the close of business on the Record Date for such distribution by a fraction of which the numerator shall be the Current Market Price of the Common Stock on such Record Date less the fair market value (as defined in Section 8, as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors), on such Record Date, of the portion of the Securities so distributed applicable to one share of Common Stock and the denominator shall be such Current Market Price per share of the Common Stock, such reduction to become effective immediately prior to the opening of business on the day following the Record Date; provided, however, that in the event the then fair market value (as so determined) of the portion of the Securities so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price of the Common Stock on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series C Preferred Stock shall have the right to receive upon conversion thereof the amount and kind of Securities such holder would have received had he converted such shares on such Record Date. If the Board of Directors determines the fair market value of any distribution for purposes of this Section 5(c)(iv) by reference to the actual or when issued trading market for any securities comprising a distribution of Securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price of the Common Stock.

          The occurrence of a Distribution Date (as defined in the Rights Agreement dated as of April 26, 1988, between the Corporation and State Street Bank and Trust Company, as Rights Agent, as may be amended from time to time, and any successor rights agreement (the "Rights Agreement")), or the occurrence of any other event as a result of which holders of shares of Series C Preferred Stock converting such shares into Common Stock hereunder will not be entitled to receive rights issued pursuant to the Rights Agreement (the "Rights") in the same amount and manner as if such holders had converted such shares immediately prior to the occurrence of such event, shall be deemed a distribution of Rights for the purposes of conversion adjustments pursuant to this Section

     5(c)(iv). In lieu of making any adjustment to the Conversion Price under this Section 5(c)(iv) as a result of such a distribution of Rights, the Corporation may, at its option, amend such Rights Agreement to provide that Rights shall be issuable in the same amount and manner upon conversion of the Series C Preferred Stock without regard to whether the shares of Common Stock issuable upon conversion of the Series C Preferred Stock were issued before or after such Distribution Date or other event.

          (v) In case the Corporation shall, by dividend or otherwise, at any time distribute to all holders of its Common Stock cash (excluding (x) any quarterly cash dividend on the Common Stock to the extent the aggregate cash dividend per share of Common Stock in any fiscal quarter does not exceed the greater of (A) the amount per share of Common Stock of the next preceding quarterly cash dividend on the Common Stock to the extent such preceding quarterly dividend did not require any adjustment of the Conversion Price pursuant to this Section 5(c)(v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (B) 3.75% of the Current Market Price of the Common Stock on the Trading Day (as defined in Section 8) next preceding the date of declaration of such dividend and (y) any dividend or distribution in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), then, in each such case, unless the Corporation elects to reserve such an amount of cash for distribution to the holders of the Series C Preferred Stock upon the conversion of the shares of Series C Preferred Stock so that any such holder converting such shares will receive upon such conversion, in addition to the shares of the Common Stock to which such holder is entitled, the amount of cash which such holder would have received if such holder had, immediately prior to the Record Date for such distribution of cash, converted its shares of Series C Preferred Stock into Common Stock, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect at the close of business on such Record Date by a fraction of which the numerator shall be the Current Market Price of the Common Stock on such Record Date less the amount of cash so distributed (to the extent not excluded as provided above) applicable to one share of Common
     Stock and the     denominator shall be such Current Market
     Price of the Common Stock,     such reduction to become
     effective immediately prior to the opening     of business on
     the day following such Record Date; provided,     however,
     that in the event the portion of the cash so distributed applicable to one share of Common Stock is equal to or
     greater than     the Current Market Price of the Common Stock
     on such Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Series C Preferred Stock shall thereafter have the right to receive upon conversion the amount of cash such holder would have received had he converted each share of Series C Preferred Stock on such Record Date.

          (vi)  In case of the consummation of a tender or
     exchange     offer made by the Corporation or any subsidiary
     of the Corporation     for all or any portion of the Common
     Stock that involves the payment by the Corporation or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a resolution of the Board of Directors) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the Current Market Price of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time.

          (vii) The Corporation may make such reductions in the Conversion Price, in addition to those required by this
     Section 5(c), as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the extent permitted by applicable law, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 days, the reduction is irrevocable during the period and the Board of Directors shall have made a determination that such reduction would be in the best interests of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series C Preferred Stock a notice of the reduction at least 15 days prior to the date the reduced

     Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

          (viii) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this Section 5(c)(viii) are not required to be made shall be carried forward and taken into account in determining whether any subsequent adjustment shall be required.

          (ix)  Notwithstanding any other provision of this
     Section 5, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of the Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value. The Corporation hereby covenants not to take any action (1) to increase the par value per share of the Common Stock or (2) that would or does result in any adjustment in the Conversion Price that, if made without giving effect to the previous sentence, would cause the Conversion Price to be less than the then par value per share of the Common Stock, provided, however, that the covenant in this sentence shall be suspended if within 10 days of determining in good faith that such action would result in such adjustment (but not later than the business day next following the effectiveness of such adjustment), the Corporation gives notice of redemption of all outstanding shares of the Series C Preferred Stock, and effects the redemption referred to in such notice on the redemption date referred to therein in compliance with
     Section 4, but the covenant in this sentence shall be retroactively reinstated if such notice and redemption does not occur.

          (x) Wherever the Conversion Price is adjusted as herein provided:
               (1) the Corporation shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Treasurer or an Assistant Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent; and

               (2) a notice stating the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be mailed by the Corporation to all record holders of shares of Series C Preferred Stock at their last addresses as they shall appear upon the stock transfer books of the Corporation.

          (xi) In any case in which this Section 5(c) provides that an adjustment shall become effective immediately after a Record Date for an event, the Corporation may defer until the occurrence of such event (y) issuing to the holder of any share of Series C Preferred Stock converted after such Record Date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the Common Stock issuable upon such conversion before giving effect to such adjustment and (z) paying to such holder any amount in cash in lieu of any fractional share of Common Stock pursuant to Section 5(d).

     (d) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series C Preferred Stock. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series C Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Closing Price (as defined in Section 8) of a share of Common Stock (or, if there is no such Closing Price, the fair market value of a share of Common Stock, as determined or prescribed by the Board of Directors) at the close of business on the Trading Day immediately preceding the date of conversion.

     (e) Reclassification, Consolidation, Merger or Sale of Assets. In the event that the Corporation shall be a party to any transaction (including without limitation any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Corporation with or into any other person or any merger of another person into the Corporation (other than a merger which does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), (iii) any sale or transfer of all or substantially all of the assets of the Corporation, or (iv) any compulsory share exchange) pursuant to which the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction whereby (1) in the case of any such transaction not constituting a Common Stock Fundamental Change (as defined in Section 5(i)) and subject to funds being legally available therefor at the time of such conversion, the holder of each share of Series C Preferred Stock then outstanding shall thereafter have the right to convert such share only into the kind and amount of securities, cash and other property receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock might have been converted immediately prior to such transaction, after giving effect, in the case of any Non-Stock Fundamental Change, to any adjustment in the Conversion Price required by the provisions of Section 5(h), and
(2) in the case of a Common Stock Fundamental Change, the holder of each share of Series C Preferred Stock then outstanding shall thereafter have the right to convert such share only into common stock of the kind received by holders of Common Stock as a result of such Common Stock Fundamental Change in an amount determined pursuant to the provisions of Section 5(h). The Corporation or the person formed by such consolidation or resulting from such merger or which acquired such assets or which acquired the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions shall similarly apply to successive transactions of the type described in this Section 5(e).

     (f) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Delaware, use its best efforts to increase the authorized number of shares of Common Stock if at any time the number of shares of authorized and unissued Common Stock shall not be sufficient to permit the conversion of all the then outstanding shares of Series C Preferred Stock.

     If any shares of Common Stock required to be reserved for purposes of conversion of the Series C Preferred Stock hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, in good faith and as expeditiously as possible, endeavor, if permitted by the rules of such exchange, to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series C Preferred Stock.

     (g)  Prior Notice of Certain Events.  In case:

          (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable solely in cash for which no adjustment to the Conversion Price is required by Section 5(v) hereof or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then outstanding shares of Common Stock; or

          (ii) the Corporation shall authorize the granting to all holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants (other than Rights); or

          (iii) of any reclassification of Common Stock (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange where the Common Stock is converted into other securities, cash or other property; or

          (iv) of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall cause to be filed with the Transfer Agent, and shall cause to be mailed to the holders of record of the Series C Preferred Stock, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, liquidation, dissolution or winding up. No failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice.

     (h) Adjustments in Case of Fundamental Changes. Notwithstanding any other provision in this Section 5 to the contrary, if any Fundamental Change (as defined in Section 5(i)) occurs, then the Conversion Price in effect will be adjusted immediately after such Fundamental Change (which for purposes of such adjustment shall be deemed to occur on the earlier of the occurrence of such Fundamental Change and the date, if any, fixed for determination of stockholders entitled to receive the cash, securities, property or other assets distributable in such Fundamental Change to holders of the Common Stock) as described below:

          (i) In the case of a Non-Stock Fundamental Change, the Conversion Price immediately following such Non-Stock Fundamental Change shall be the lower of (A) the Conversion Price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 5, and
     (B) the product of (1) the greater of the Applicable Price (as defined in Section 5(i)) or the then applicable Reference Market Price (as defined in Section 5(i)) and (2) a fraction, the numerator of which is $50 and the denominator of which is
     (x) the Redemption Price applicable on the date of such Non-Stock Fundamental Change (or, for the period commencing on August 18, 1992 and ending on August 31, 1993 and the 12-month periods commencing September 1, 1993 and 1994, the product of 106.250%, 105.625% and 105.000%, respectively, times $50), plus (y) an amount equal to full cumulative dividends thereon through but excluding the date of such Non-Stock Fundamental Change.

          (ii) In the case of a Common Stock Fundamental Change, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to this Section 5, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined in Section 5(i)) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all of the Common Stock shall have been exchanged for, converted into or acquired for such common stock (and any cash paid with respect to fractional interests) of the successor, acquiror or other third party, the Conversion Price immediately following such Common Stock Fundamental Change shall be the Conversion Price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of Common Stock as a result of such Common Stock Fundamental Change.

     (i) Definitions. The following definitions shall apply to terms used in this Section 5:

          (1) "Applicable Price" shall mean (i) in the event of a Non- Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by the holder of one share of Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common

     Stock Fundamental Change, the Current Market Price on the date fixed for the determination of the holders of Common Stock entitled to receive cash, securities, property or other assets in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change, or, if there is no such date, as of the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

          (2) "Common Stock Fundamental Change" shall mean any Fundamental Change in which more than 50% by value (as determined in good faith by the Board of Directors of the Corporation) of the consideration received by the holders of Common Stock pursuant to such transaction consists of common stock that, for the consecutive 10 Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the National Market System of the National Association of Securities Dealers Automated Quotations System; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Corporation continues to exist after the occurrence of such Fundamental Change and the outstanding shares of Series C Preferred Stock continue to exist as outstanding shares of Series C Preferred Stock, or
     (ii) not later than the occurrence of such Fundamental Change, the outstanding shares of Series C Preferred Stock are converted into or exchanged for shares of convertible preferred stock of a corporation succeeding directly or indirectly to the business of the Corporation, which convertible preferred stock has powers, preferences and relative, participating, optional or other rights, and qualifications, limitations and restrictions substantially similar to those of the Series C Preferred Stock.

          (3) "Fundamental Change" shall mean the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any series of transactions or events, for purposes of adjustment of the Conversion Price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock of the Corporation shall be exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets, but the adjustment shall be based upon the consideration which the holders of Common Stock received in such transactions or event as a result of which more than 50% of the Common Stock of the Corporation shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive cash, securities, property or other assets; provided, further, that such term does not include (i) any such transactions or event in which the Corporation and/or any of its subsidiaries are the issuers of all the cash, securities, property or other assets exchanged, acquired or otherwise issued in such transaction or event, or (ii) any such transaction or event in which the holders of Common Stock receive securities of an issuer other than the Corporation if, immediately following such transaction or event, such holders hold a majority of the securities having the power to vote normally in the election of directors of such other issuer outstanding immediately following such transaction or other event.

          (4)  "Non-Stock Fundamental Change" shall mean any
     Fundamental Change other than a Common Stock Fundamental
     Change.

          (5) "Purchaser Stock Price" shall mean, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for one share of the common stock received in such Common Stock Fundamental Change during the 10 Trading Days immediately prior to the date fixed for the determination of the holders of Common Stock entitled to receive such common stock, or if there is no such date, the date upon which the holders of the Common Stock shall have the right to receive such common stock.

          (6) "Reference Market Price" shall initially mean $13.8333 (which is an amount equal to 66 2/3% of the Closing Price for the Common Stock on August 13, 1992), and in the event of any adjustment to the Conversion Price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the Conversion Price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial Conversion Price set forth in Section 5(a) above.

     (j) Dividend or Interest Reinvestment Plans; Other. Notwithstanding the foregoing provisions, the issuance of any shares of Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the Corporation and the investment of additional optional amounts in shares of Common Stock under any such plan, and the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any employee benefit plan or program of the Corporation, or pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Series C Preferred Stock was first designated (except as expressly provided in Section 5(c)(iv) with respect to certain events under the Rights Agreement), shall not be deemed to constitute an issuance of Common Stock or exercisable, exchangeable or convertible securities by the Corporation to which any of the adjustment provisions described above applies. There shall be no adjustment of the Conversion Price in case of the issuance of any stock (or securities convertible into or exchangeable for stock) of the Corporation except as described in this Section 5. Except as expressly set forth in this Section 5, if any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment which has the highest absolute value.

     (k) For purposes of this Section 5, the number of shares of Common Stock at any time outstanding shall not include any shares of Common Stock then owned or held by or for the account of the Corporation.

6. Voting Rights. Other than as required by applicable law, the Series C Preferred Stock shall not have any voting powers either general or special except that:

     (a) Unless a greater vote or consent shall then be required by law, the affirmative vote or consent of two-thirds of the votes to which the holders of the outstanding shares of the Series C Preferred Stock, and each other series of Preferred Stock of the Corporation similarly affected, if any, voting together as a single class, are entitled shall be necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation or of any amendment or supplement thereto (including any Certificate of Designations, Preferences and Rights or any similar document relating to any series of Preferred Stock) of the Corporation, which would materially and adversely affect the preferences, rights, powers or privileges, qualification, limitations and restrictions of the Series C Preferred Stock and any such other series of Preferred Stock; provided, however, that the creation, issuance or increase in the amount of authorized shares of any series of Preferred Stock ranking on a parity with or junior to the Series C Preferred Stock as to the payment of dividends or upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect such rights, powers or privileges, qualification, limitations and restrictions of the Series C Preferred Stock.

     (b) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of two-thirds of the votes to which the holders of the outstanding shares of the Series C Preferred Stock, and all other series of Preferred Stock of the Corporation ranking on parity with shares of the Series C Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up) as to which like voting rights have been conferred, voting together as a single class, are entitled shall be necessary to create, authorize or issue, or reclassify any authorized stock of the Corporation into, or create, authorize or issue any obligation or security convertible into or evidencing a right to purchase, any shares of any class or series of stock of the Corporation ranking prior to the Series C Preferred Stock or ranking prior to any other class or series of Preferred Stock of the Corporation which ranks on a parity with the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up.

     (c) Whenever, at any time or times, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends on shares of the Series C Preferred Stock at the time outstanding, the holders of the outstanding shares of Series C Preferred Stock shall have the exclusive right, voting together as a class with holders of shares of any one or more other series of Preferred Stock (other than the Series A Preferred Stock) ranking on a parity with the Series C Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up) upon which like voting rights have been conferred and are then exercisable, to elect two
(2) directors of the Corporation for one-year terms at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders. If the right to elect directors shall have accrued to the holders of the Series C Preferred Stock more than 90 days prior to the date established for the next annual meeting of stockholders, the President of the Corporation shall, within 20 days after delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of all outstanding shares of the Series C Preferred Stock, call a special meeting of the holders of Series C Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing such additional directors. Upon the vesting of such right of the holders of Series C Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of the outstanding shares of Series C Preferred Stock (either alone or together with the holders of shares of any one or more other such series of Preferred Stock entitled to vote in such election) as set forth above. The right of the holders of Series C Preferred Stock to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends in arrears on the Series C Preferred Stock shall have been paid in full or declared and set apart for payment, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above described.

     (d) Upon termination of such special voting rights attributable to all holders of the Series C Preferred Stock and any other such series of Preferred Stock ranking on a parity with the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, the term of office of each director elected by the holders of shares of Series C Preferred Stock and such parity Preferred Stock (a "Preferred Stock Director") pursuant to such special voting rights shall immediately terminate and the number of directors constituting the entire Board of Directors shall be reduced by the number of Preferred Stock Directors. Any Preferred Stock Director may be removed by, and shall not be removed otherwise than by, a majority of the votes to which the holders of the outstanding shares of Series C Preferred Stock and all other such series of Preferred Stock ranking on a parity with the Series C Preferred Stock with respect to dividends who were entitled to participate in such Preferred Stock Director's election, voting as a single class, are entitled. If the office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining Preferred Stock Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

     (e) In connection with any right to vote, each holder of Series C Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other series of Preferred Stock being entitled to such number of votes, if any, for each share of stock held as may be granted to them).

7.  Ranking.  The Common Stock and Series B Participating
Preferred Stock shall rank junior to the Series C Preferred Stock, and the Series A Preferred Stock shall rank on a parity with the Preferred Stock, as to dividends and upon liquidation, dissolution or winding up, in each case as described in Section 2 or 3, respectively. Any other class or series of stock of the Corporation shall be deemed to rank:

     (a) prior to the Series C Preferred Stock, as to dividends or upon liquidation, dissolution or winding up as described in
Section 3, respectively, if the holders of such class shall be entitled to the receipt of dividends or of amounts distributable upon such a liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series C Preferred Stock;

     (b) on a parity with the Series C Preferred Stock, as to dividends or upon liquidation, dissolution or winding up as described in Section 3, respectively, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share thereof be different from those of the Series C Preferred Stock, if the holders of such class of stock and the Series C Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon such a liquidation, dissolution or winding up, as the case may be, in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation prices, without preference or priority one over the other; and

     (c) junior to the Series C Preferred Stock, as to dividends or upon liquidation, dissolution or winding up as described in
Section 3, respectively, if the holders of Series C Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon such a liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such stock.

8. Definitions. For purposes of this Certificate of Designations, Preferences and Rights of Series C Preferred Stock, the following terms shall have the meanings indicated:

     (a) "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York or The Commonwealth of Massachusetts are authorized or obligated by law or executive order to close or a day which is or is declared a national or New York or Massachusetts state holiday;

     (b) "Closing Price" with respect to any securities on any day shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in each case on the New York Stock Exchange, or, if such security is not listed or admitted to trading on such Exchange, on the principal national securities exchange or quotation system on which such security is quoted or listed or admitted to trading, or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the average of the closing bid and asked prices of such security on the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similarly generally accepted reporting service, or if not so available, in such manner as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose or a price determined in good faith by the Board of Directors.

     (c) "Current Market Price" shall mean, for purposes of any computation under Section 5(c)(vi), the average of the daily Closing Prices per share of Common Stock on the day in question and the next two succeeding Trading Days, and for purposes of any other computation hereunder, the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance, distribution or Fundamental Change requiring such computation) that requires an adjustment to the Conversion Price occurs during the applicable measurement period, for purposes of such computation the Closing Price for each Trading Day prior to the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other event, (2) if the "ex" date for any event (other than the issuance, distribution or Fundamental Change requiring such computation) that requires an adjustment to the Conversion Price occurs on or after the "ex" date for the issuance, distribution or Fundamental Change requiring such computation and on or prior to the day in question, for purposes of such computation the Closing Price for each Trading Day on and after the "ex" date for such other event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Price is so required to be adjusted as a result of such other event, and (3) if the "ex" date for the issuance, distribution or Fundamental Change requiring such computation is on or prior to the day in question, for purposes of such computation, after taking into account any adjustment required pursuant to clause (1) or (2) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value (as determined by the Board of Directors in a manner consistent with any determination of such value for purposes of paragraph (iv) or (vi) of this Section 5(c), whose determination shall be conclusive and described in a resolution of the Board of Directors) of the evidences of indebtedness, shares of capital stock or assets being distributed applicable to one share of Common Stock as of the close of business on the day before such "ex" date. For purposes of this paragraph, the term "ex" date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (3) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such offer.

       (d) "fair market value" shall mean the amount which a willing buyer would pay a willing seller in an arm's length transaction.

     (e) "full cumulative dividends" shall mean, with respect to the Series C Preferred Stock, or any other capital stock of the Corporation, as of any date the amount of accumulated, accrued and unpaid dividends payable on such shares of Series C Preferred Stock, or other capital stock, as the case may be, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

     (f) "Record Date" shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities of other property (whether such dated is fixed by the Board of Directors or by statute, contract or otherwise), and with respect to any subdivision or combination of the Common Stock, the effective date of such subdivision or combination.

     (g) "Trading Day" shall mean (x) if the applicable security is listed or admitted for trading on the New York Stock Exchange or another national securities exchange, a day on which the New

York Stock Exchange or another national securities exchange is open for business or (y) if the applicable security is quoted on the National Market System of the National Association of Securities Dealers Automated Quotation System, a day on which trades may be made on such National Market System or (z) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     (h)  "Transfer Agent" shall mean State Street Bank and Trust
Company, or any other national or state bank or trust company having combined capital and surplus of at least $100,000,000 and designated by the Corporation as the transfer agent and/or registrar of the Series C Preferred Stock, or if no such designation is made, the Corporation.

IN WITNESS WHEREOF, The TJX Companies, Inc., has caused this
Certificate
of Designation to be signed by its Vice President - Finance and its
Secretary this 19th day of August, 1992.

                              THE TJX COMPANIES, INC.


                              By:  /s/ STEVEN R. WISHNER
                                   Steven R. Wishner
                                   Vice President - Finance


Attest:   /s/ JAY H. MELTZER
          Jay H. Meltzer
          Secretary